SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

LCA - VISION INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LCA-VISION INC.
7840 Montgomery Road
Cincinnati, OH  45236

ANNUAL MEETING OF STOCKHOLDERS

May 18, 2010

TO THE STOCKHOLDERS OF LCA-VISION INC.:

You are cordially invited to attend the Annual Meeting of the Stockholders of LCA-Vision Inc. (the “Company”) to be held on May 18, 2010 at 10:00 a.m. at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, for the purpose of considering and acting on the following:

1)	Election of the five director nominees named in the accompanying proxy statement to serve until the 2011 Annual Meeting.

2)	Ratification of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2010.

3)	Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 23, 2010 will be entitled to vote at the meeting.

This year we are furnishing our proxy materials to our stockholders over the internet.  You may read, print and download our Annual Report and Proxy Statement at the investor relations section of our website at www.lasikplus.com.  We provided access to our proxy materials beginning on or about April 6, 2010. On that day, we either mailed the Notice of Internet Availability, began mailing a paper copy of this proxy statement and proxy card to our shareholders, or delivered proxy materials electronically to shareholders who previously consented. The notice also provides instructions on how you can request a paper copy of these documents if you desire.

You may vote via the internet or by requesting a proxy card to complete, sign and return by mail.  If you do attend the meeting, you may vote personally on all matters which are considered.  It is important that your shares be voted. In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in submitting your proxy promptly.
By Order of the Board of Directors

Michael J. Celebrezze,
Senior Vice President of Finance, Chief Financial Officer and Treasurer

David L. Thomas
Chief Operating Officer
April 6, 2010

LCA-VISION INC.
7840 Montgomery Road
Cincinnati, OH  45236

PROXY STATEMENT

Our Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders of LCA-Vision Inc. to be held on May 18, 2010.  We are mailing the notice of the meeting to our stockholders on or about April 6, 2010.

OUTSTANDING VOTING SECURITIES

Each of the 18,660,416 shares of our Common Stock outstanding on March 23, 2010, the record date for the Annual Meeting, is entitled to one vote on all matters coming before the meeting.  Only stockholders of record on our books at the close of business on March 23, 2010 will be entitled to vote at the meeting, either in person or by proxy.

If on the record date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of the shares held in “street name,” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

PROXIES AND VOTING

The proxy names two of our officers, Michael J. Celebrezze and David L. Thomas, as the individuals who will vote your shares as you instruct when you vote by mail, telephone or the internet.  If a stockholder of record submits a signed proxy without affirmatively designating how you wish it to be voted, Mr. Celebrezze and Mr. Thomas will vote your shares in accordance with the recommendation of the Board of Directors.

For beneficial shareholders, the Notice, which has been forwarded to you by your broker, bank or other holder of record (nominee), directs you to the website where you will find our proxy materials. Your nominee has also provided instructions on how you may request a paper or email copy of our proxy materials, if you prefer. You have the right to direct your nominee on how to vote your common shares by following the voting instructions you received from your nominee.

If you hold LCA-Vision shares in street name, you must give instructions to your broker on how you would like your shares to be voted. If you do not provide any instructions, your broker can vote your shares on “routine” items. Your broker will continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company's independent registered public accounting firm. As in the past, if you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

A broker “non-vote” occurs when the shareholder provides no instructions and the item is non-routine. In determining whether a vote was cast for a proposal, we will not count broker non-votes.

Registered and beneficial shareholders can enroll in the electronic delivery service for future shareholder meetings by using your Notice to register online at www.proxyvote.com by indicating that you agree to receive or access shareholder communications electronically in future years.

YOUR PERSONAL VOTE IS VERY IMPORTANT.  WE URGE YOU TO VOTE AND/OR PROVIDE YOUR NOMINEE WITH VOTING INSTRUCTIONS PROMPTLY.

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On Proposal No. 1, the election of directors, the five nominees receiving the most “For” votes from the holders of shares present in person or by proxy and entitled to vote on the matter will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, Proposal No. 2, the ratification of the selection of Ernst & Young LLP as our independent auditors for 2010, must receive “For” votes from the holders of a majority of the shares present in person or by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes are not deemed to be votes cast, and therefore will have no effect on the outcome of this proposal.

We are soliciting proxies from our stockholders principally by mail or electronically, but we may also have our directors, officers and other employees solicit proxies in person or by telephone or other means.  If these persons do assist in the proxy solicitation process, we will not compensate them over and above their regular salaries for doing so.  We will reimburse brokers, banks and other record owners for their reasonable costs in forwarding materials to beneficial owners and obtaining voting instructions from those owners.  We will pay all expenses relating to our solicitation of proxies.

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares as of the record date are present at the Annual Meeting in person or by proxy. The holders of 9,330,209 shares must be present in person or by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting.  Broker non-votes will not be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or by proxy may adjourn the Annual Meeting to another date.

To be valid, proxies must be received by the times detailed in the Notice and proxy card.

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with the matters to be acted on at the Annual Meeting.

You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy card or vote on the website with a later date.

2.	You may send a timely written notice that you are revoking your proxy to us at 7840 Montgomery Road, Cincinnati, Ohio 45236, Attention: Secretary.

3.
You may attend the Annual Meeting and vote in person. Simply attending the meeting will not by itself, however, revoke your prior vote. If your shares are held by your broker, bank or other agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING

Proposal 1.  Election of Directors.  At the 2010 Annual Meeting, you will be asked to elect five directors to hold office until the 2011 Annual Meeting of Stockholders.

All of the nominees named below currently are serving as members of the Board of Directors.  Each of the nominees was recommended to the Board of Directors by the Nominating and Governance Committee of the Board after consideration of past service on the Board and the experience, qualifications and skills noted in the biographical information below.  Although we have no reason to believe that any nominee will, prior to the date of the meeting, become unable to serve if elected, if someone should, proxies will be voted for the election of any substitute nominee.

In an uncontested election, the governance guidelines and principles adopted by the Board of Directors require that any nominee for director who receives a greater number of votes “withheld” from his election than votes “for” such election must tender his resignation for consideration by the Nominating and Governance Committee.  The Nominating and Governance Committee then will recommend to the Board the action to be taken with respect to such resignation.

The Board recommends that each nominee, described below, be elected to serve until the 2011 Annual Meeting or until his successor is elected and qualified.

William F. Bahl, age 59, has served as a member of the Board since 2005.  He is the co-founder and President of Bahl & Gaynor Investment Counsel, an independent registered investment adviser located in Cincinnati.  Prior to founding Bahl & Gaynor in 1990, he served as Senior Vice President and Chief Investment Officer at Northern Trust Company in Chicago and held prior positions at Fifth Third Bank and Mellon Bank.  Mr. Bahl has been a director of Cincinnati Financial Corporation since 1995, serving as chair of this publicly traded company’s nominating committee and a member of the audit and investment committees. He was a trustee until 2006 of The Preferred Group of Funds. He has qualified for the Chartered Financial Analyst designation since 1979 and the Chartered Investment Counselor designation since 1990. His activities have included leadership and service on nonprofit community boards and foundations benefitting parks, schools, a hospital association and youth organizations.  Mr. Bahl’s expertise helps support the Board’s oversight of our investment options and cash management objectives. His familiarity with public company governance structures and policies beyond our own contributes to full discussion and evaluation of our options.

John H. Gutfreund, age 80, has served as a member of the Board since 1997. Since 1993, Mr. Gutfreund has been the President of Gutfreund & Co. Inc., a financial management consulting firm.  Mr. Gutfreund was a Senior Advisor of Collins Stewart LLC (formerly C.E. Unterberg Towbin), an investment partnership for high-growth technology companies, from January 2002 to September 2008.  Formerly, Mr. Gutfreund was with Salomon Brothers from 1953-1991, most recently as its Chairman and Chief Executive Officer.  Mr. Gutfreund is serving or has served as a director of numerous public companies, including since 2001 for Nutrition 21, Inc. (also serves as Board Chairman), since 2000 for Evercel, Inc., from 2000-March 2007 of Maxicare Health Plans Inc., from 2004 to September 2007 of Compudyne Corp., and from 2005 to 2006 of GVI Security Solutions Inc.  He is also a Member of The Brookings Institution; Council Advisory Committee in New York; member, Council on Foreign Relations; Lifetime Member, Board of Trustees, New York Public Library; Honorary Trustee, Oberlin (Ohio) College; and Chairman Emeritus and Member of the Board of Trustees, Aperture Foundation.  Mr. Gutfreund’s career in the financial services industry and service on various public company boards provides insight into strategic decision-making and governance.

John C. Hassan, age 67, has served as a member of the Board since 1996.  Mr. Hassan has been a consultant to BSC Ventures, a holding company in the printing and converting industry, since November 2006.  Prior to that, he had been the President and CEO of Champion Printing, Inc., a direct mail printing company, for more than 15 years.  Previously, he was Vice President Marketing of the Drackett Company, a division of Bristol-Myers Squibb.  He currently serves on the boards of the Ohio Graphics Arts Health Fund and the Madeira/Indian Hill Fire Company.  Mr. Hassan supplies the board with insights on operational and financial management and marketing.

Edgar F. Heizer III, age 50, has served as a member of the Board since February 2009.  He has been Chairman of Manus Health Systems, Inc., a multi-site dental-care provider, since July 1997 and was also Chief Executive Officer of Manus Health Systems from May 1999 through December 2004.  Mr. Heizer also currently serves as Managing Member of Coral SR LLC (January 2006 to present) and Heizer Capital LLC (January 1995 to present), private management and investment firms focused on growth business opportunities.  Previously, he was a partner of the law firm Gardner Carlton & Douglas.  Mr. Heizer also is a member of the National Association of Corporate Directors and a director of private companies including LB Limited and Trinchera Production Company.  His experience in the healthcare industry together with his legal background bring valuable knowledge to the Board.

E. Anthony Woods, age 69, has been non-executive Chairman of the Board since March 2006 and a director since 2004.  Mr. Woods is chairman and chief executive officer of his privately owned firm, SupportSource LLC, which offers management, financial and investment consulting. He has been chairman since 2003 of Deaconess Associations Inc., a Cincinnati-based, nonprofit healthcare services organization. From 1987 to 2003, he led Deaconess’ strategic expansion, serving as its president and chief executive officer, with prior experience from 1997 to 2003 as its chief financial officer. He has been director since 1998 of Cincinnati Financial Corporation, a publicly traded company, serving on its compensation, executive and investment committees. He has been a director since 2008 and audit committee member of Anchor Funding Services LLC, a financial services company serving small businesses; a director since 2006 of Phoenix Health Systems, a privately owned information technology company serving hospitals and related organizations; and a director since 2008 of Critical Homecare Solutions Inc., a privately owned company providing home healthcare services. Mr. Woods’s board and board committee service for multiple public and private companies in the healthcare and financial services sectors gives him a wide breadth of exposure to strategic, legal, investing, financing and operating issues and facilitates his contributions to oversight in these areas.

The complete mailing address of each director is c/o LCA-Vision Inc., 7840 Montgomery Road, Cincinnati, OH 45236.

Each director holds office until the next Annual Meeting of Stockholders or until his or her successor has been elected and qualified.  Officers are appointed by and serve at the discretion of the Board.

Proposal 2.  Ratification of Appointment of Independent Auditors. The Board desires to obtain from the stockholders an indication of their approval or disapproval of the Board's action in appointing Ernst & Young LLP (“Ernst & Young”), independent registered public accountants, to audit our financial statements for the year 2010.  Ernst & Young has served as our independent auditors since 2001.

If the resolution is defeated, the adverse vote will be considered a direction to the Board to select other auditors for the following year.  However, because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 2010 will be permitted to stand unless the Board finds other good reasons for making a change.  Representatives of Ernst & Young will be in attendance at the meeting, with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Information on fees billed by Ernst & Young for services during 2009 and 2008 is provided below.

Audit Fees.  Audit fees totaled $454,000 and $469,000 in 2009 and 2008, respectively. Audit fees include fees associated with the annual audit of the Company's consolidated financial statements and the effectiveness of our internal control over financial reporting. Audit fees also include fees associated with reviews of our quarterly reports on Forms 10-Q, the statutory audit requirement with respect to our captive insurance company, and reviews of registration statements.

Audit Related Fees.  Audit related fees totaled $228,000 in 2009 in connection with strategic industry analysis that (1) reasonably related to the performance of the audit or review of our financial statements and (2) was not reported under “Audit Fees” above. We did not pay Ernst & Young any audit related fees in 2008.

Tax Fees.  The Company did not use Ernst & Young for any tax compliance, tax advice or tax planning services in 2009 or 2008.

All Other Fees.  Ernst & Young did not provide any products or perform any services for the Company in 2009 or 2008 other than the audit services.

The Board's Audit Committee approved the services provided and the fees charged by Ernst & Young.

Required Vote.  The affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Governance, Meetings and Attendance at Meetings

The Board met 16 times during 2009 and acted once by written consent.  During the year, all of the directors then in office attended at least 75% of the meetings of the Board and all committees of the Board on which they served.  The Board has affirmatively determined that Messrs. Bahl, Gutfreund, Hassan, Heizer and Woods are “independent” directors as defined in the Listing Rules of the NASDAQ Stock Market. Specifically, the Board determined that they were independent because no relationship was identified that would automatically bar them from being characterized as independent, and any relationships identified were not so material as to impair their independence. In making this determination, the Board considered, among other things, the service of Messrs. Bahl and Woods on the same board of another public company.  The Board determined this relationship was not material to their independence.

The Board has adopted Board governance guidelines and principles that, together with the charters of the Board committees, provide the framework for our corporate governance. We also have a Code of Business Conduct and Ethics that is applicable to all employees, including executive officers, as well as to directors to the extent relevant to their services as directors. The Board has three standing committees: Audit, Compensation, and Nominating and Governance. Each committee is comprised solely of directors who are “independent” as defined above. The Board has adopted a charter for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Code of Business Conduct and Ethics, Board Governance Guidelines and Principles and committee charters are available on our website at www.lasikplus.com by clicking on “Investors” and “Corporate Governance.” You may request a copy of any of these documents to be mailed to you as described on the last page of this Proxy Statement. Any amendments to, or waivers from, the Code of Business Conduct and Ethics that apply to the Company’s principal executive and financial officers will be posted on the Company’s website.

We believe it is extremely important that our directors attend the Annual Meeting of Stockholders and expect them to do so each year, barring unforeseen circumstances. All of our directors then in office attended the 2009 Annual Meeting.

Leadership Structure

The Board believes that it should have the flexibility to make determinations as to the role of Chairman of the Board, Chief Executive Officer or other management structure in the way that it believes best to provide appropriate leadership for LCA-Vision at any given point in time, and therefore does not have a policy in this regard. Over the last several years, we have had each of the following leadership structures, reflecting our circumstances at the time: separate non-employee chairman and co-principal executive officers (2009-present); separate non-employee chairman and chief executive officer (2006-2009) and combined chairman and chief executive officer (1997-2006).  The Board believes that its current leadership structure, with Mr. Woods serving as non-executive chairman and Messrs. Celebrezze and Thomas serving as co-principal executive officers, is appropriate given their respective experience and the challenges facing us at this time.

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to our financial statements, internal controls over financial reporting and auditing, accounting and financial reporting process generally. The Audit Committee is responsible for the selection, compensation and oversight of our independent auditors and for the pre-approval of all audit and permitted non-audit services to be performed by the independent auditors. Among other things, the Committee meets with the independent auditors to review and discuss the adequacy and effectiveness of our internal controls and its disclosure controls and procedures; to review our significant accounting and reporting principles and practices; to discuss the auditors’ judgments on the quality of our accounting principles; and to discuss any management letters issued by the independent auditors. The Audit Committee also is responsible for receiving and investigating any complaints regarding questionable accounting or auditing matters and violations of our Code of Business Conduct and Ethics.

During 2009, the Audit Committee authorized a risk assessment  undertaken by the Internal Audit Department, which reports directly to the Audit Committee.  The assessment included a review of both internal and external factors as identified by a cross-functional employee group through a series of questionnaires and interviews.  Based on the results, certain risk areas were reviewed.  The assessment was updated for 2010 through a series of inquiries by the Internal Audit Department and the 2010 audit schedule was enhanced to place greater emphasis on key audit areas.  The results of the assessment was presented to the full Board.  The Audit Committee will continue to work with the Internal Audit Department to monitor current or potential risks and report to the full Board on a periodic basis.

The Audit Committee held 11 meetings in 2009. At five of these meetings, the Committee met separately with members of our internal audit department and with our independent auditors. The current members of the Committee are Messrs. Hassan (Chair), Bahl, Heizer and Woods. The Board has determined that each of Messrs. Hassan, Bahl, Heizer and Woods qualifies as an “audit committee financial expert” under applicable SEC rules.

Audit Committee Report

In accordance with its written charter, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtains from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board, discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

The Audit Committee discusses and reviews with the independent auditors all communications required by the Securities and Exchange Commission, generally accepted auditing standards, and the NASDAQ listing standards.  These communications include those described in Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and, with and without management present, discusses and reviews the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the fiscal year ended December 31, 2009 with management and the independent auditors.  Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

March 18, 2010	John C. Hassan (Chair)
William F. Bahl
Edgar F. Heizer III
E. Anthony Woods

Compensation Committee

The Compensation Committee (the “Committee”) consists of Messrs. Bahl (Chair), Gutfreund, Hassan, Heizer and Woods. No member of the Committee has any interlocking relationship with the Company, as defined in applicable SEC rules and regulations. The Committee is responsible for developing and recommending our executive compensation principles, policies and programs to the Board. In addition, the Compensation Committee either determines or recommends to the Board on an annual basis the compensation to be paid to each of our executive officers. The principal responsibilities of the Compensation Committee include to:

•	Review and approve corporate goals, objectives and compensation of our chief executive officer or other executive officers and evaluate each person’s performance.

•	Determine, or recommend to the Board for determination, the compensation of our other executive officers of the Company.

•	Discharge responsibilities of the Board with respect to our incentive compensation plans and equity-based plans and oversee the activities of the individuals responsible for administering these plans.

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Approve issuance or any material amendment of, any tax qualified, non-discriminatory employee benefit plan or parallel non-qualified plan pursuant to which a director, officer, employee or consultant will acquire restricted or unrestricted stock, performance units or options.

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Approve issuances under, or any material amendment of, any stock incentive or other similar plan pursuant to which a person not previously an employee or director of the Company, as an inducement to the individual’s entering into employment with the Company, will acquire restricted or unrestricted stock, performance units or options.

The Compensation Committee met five times during 2009.  The executive officers are not present during any voting or deliberations of the Committee regarding the executive officers’ compensation.

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members.  During 2009, the Committee did not delegate any of its duties or responsibilities.

The Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The authority to retain compensation consultants to assist in the evaluation of director, chief executive officer or other executive officer compensation is vested solely in the Committee. The Committee currently utilizes the services of Total Rewards Strategies (“TRS”) as its independent compensation consultant.  Neither TRS nor its affiliates provides other products or services to the Company.  This consultant has provided information to the Committee on the types and amounts of compensation paid to executive officers by various comparator groups of public companies. This information was used by the Committee as described under “Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Nominating and Governance Committee was established under and has the responsibilities set forth in its charter. During 2009, the Nominating and Governance Committee held five meetings. The current members of the Nominating and Governance Committee are Messrs. Gutfreund (Chair), Bahl, Hassan, Heizer and Woods.

Responsibilities of the Nominating and Governance Committee include searching for and recommending qualified nominees for election to the Board; identifying Board members qualified to fill vacancies on Board committees; recommending to the full Board programs and procedures relating to the compensation, evaluation, retention, retirement and resignation of directors; reviewing and making recommendations to the Board to address stockholder resolutions; addressing Board performance; and reviewing the performance of senior management for purposes of management succession. The Nominating and Governance Committee has the authority to engage outside advisors at our expense. The Nominating and Governance Committee will consider, on at least an annual basis, whether the number of directors should be increased, remain the same or be decreased. To the extent vacancies on the Board exist, either as the result of a director not standing for re-election or resigning or as a result of an increase in the size of the Board, the Nominating and Governance Committee will seek candidates who are qualified to fill the vacancy. In evaluating candidates, the Nominating and Governance Committee will consider such qualifications as its members then deem of most benefit to the Company.  Experience in the healthcare field is considered a valuable but not necessary qualification.  The Nominating and Governance Committee does not have a specific policy regarding diversity, rather, the focus is on a potential director’s experiences that have the potential to provide helpful perspective to the Board.

In identifying director candidates, the Nominating and Governance Committee expects to rely upon the experience of its own members along with recommendations that may be made by others, including our executive officers and stockholders of the Company. Stockholders who wish to suggest possible candidates should direct their suggestions to the attention of our Assistant General Counsel, who will then forward the suggestions to the Nominating and Governance Committee unless he determines that the suggestions are frivolous or not made in good faith.  Candidates suggested by stockholders should at a minimum meet the qualifications set forth above. Candidates suggested by stockholders will be considered on the same basis as those suggested to the Nominating and Governance Committee by other individuals. In 2009, other than one proposal which was later withdrawn, we did not receive any recommendations for director nominations from stockholders owning more than 5% of our common stock. We did not negotiate or enter into any settlement or other agreement for fees or otherwise with this stockholder.

EXECUTIVE OFFICERS

Our current executive officers are Michael J. Celebrezze, Senior Vice President of Finance, Chief Financial Officer and Treasurer; David L. Thomas, Chief Operating Officer; and Rhonda S. Sebastian, Senior Vice President of Human Resources.

Michael J. Celebrezze, age 53, was named Senior Vice President of Finance, Chief Financial Officer and Treasurer on December 1, 2008.  He had previously served as interim Chief Financial Officer since June 2008 and Senior Vice President of Finance and Treasurer since July 2007.  Mr. Celebrezze joined us in July 2006 as Vice President of Finance and Treasurer from First Transit, Inc., a national public transportation company with $400 million in revenue, where he served as Chief Financial Officer from June 2001 through June 2006.  Prior to joining First Transit, he was employed for 17 years with APCOA/Standard Parking, where he held a variety of financial positions including Executive Vice President and Chief Financial Officer.  Mr. Celebrezze holds a Certified Public Accounting designation in Ohio (inactive) and received a B.S. in Accounting from Kent State University and an M.B.A. from John Carroll University.

David L. Thomas, age 51, was named Chief Operating Officer in June 2009.  He joined LCA-Vision as Senior Vice President of Operations in April 2008. Prior to joining us, he was a Senior Manager of McDonald’s Corp., serving as Chief Operating Officer of Boston Market, Inc. from 2004 until September 2007.  From 2001 until 2004, he was Division President and Senior Vice President, Operations for Boston Market.  Previously, Mr. Thomas held a number of positions with McDonald’s Corporation from 1991 to 2001 including, in 2001, serving as Country Market Manager of McDonald’s Puerto Rico.  Mr. Thomas is a graduate of the U.S. Military Academy at West Point.

Rhonda S. Sebastian, age 56, joined LCA-Vision in June 2009 as Senior Vice President of Human Resources.  Ms. Sebastian previously served as Vice President of Human Resources at LCA-Vision from October 2005 through October 2006.  She has more than 30 years experience in human resources, including the past 12 years in senior management positions.  Prior to re-joining LCA-Vision, Ms. Sebastian served as Vice President Organization and Management Development for SENCORP, a leader in the pneumatic tools and fastening systems, from October 2006 to February 2009. Additionally, from July 2004 through October 2005, Ms. Sebastian served as Vice President Organizational Effectiveness at Sara Lee Foods and from September 2001 through July 2004 as Vice President Human Resources & Shared Services.  Ms. Sebastian also served as Vice President Human Resources at Sara Lee Branded Apparel Latin America Group from April 1997 through September 2001. Ms. Sebastian holds a Human Capital Strategist designation from the Human Capital Institute.

Compensation Committee Report on Executive Compensation

The undersigned comprise the members of the Compensation Committee of the Board of Directors of LCA-Vision Inc. The Committee was responsible for reviewing the performance and establishing the individual compensation of the Company’s executive officers for 2009.

The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the Company’s management.  Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for our 2010 Annual Meeting of Stockholders.

March 18, 2010	William F. Bahl (Chair)
John H. Gutfreund
John C. Hassan
Edgar F. Heizer III
E. Anthony Woods

COMPENSATION OF EXECUTIVE OFFICERS

The following “Compensation Discussion and Analysis” section describes generally our compensation policies and practices that are applicable for executive officers. Although some measures of performance based awards are available to other employees, we do not believe the amount of potential compensation or performance metrics for any employees create incentives that are reasonably likely to have a material adverse effect on us.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation programs are designed to provide our executive officers with market-competitive salaries and the opportunity to earn incentive compensation related to performance expectations identified by the Compensation Committee of the Board.  Historically, the objectives of our executive compensation program as developed by the Compensation Committee have been to:

•
Provide a direct link between executive officer compensation and the interests of our stockholders by making a significant portion of executive officer compensation dependent upon our financial performance.

•	Support the achievement of our annual and long-term goals and objectives as determined annually by the Committee of the Board.

•	Provide opportunities for equity ownership based on competitive levels, corporate/segment performance, share price performance and share dilution considerations.

•	Provide compensation plans and arrangements that encourage the retention of better-performing executives.

As explained in more detail below, due to the decline in our financial performance since the economic downturn in the U.S. began in 2008, the Compensation Committee has adjusted elements of compensation to reflect our focus on protecting our long-term viability.

Components and Philosophy of Executive Compensation

The Compensation Committee seeks to set total compensation for our executive officers at levels that are competitive with that paid to executives with similar levels of responsibilities at similarly-sized corporations that are deemed comparable to us.  The Compensation Committee’s goal is to provide total compensation, assuming achievement of target performance measures for incentive compensation, that approximates the 50th percentile of the comparable companies and that approaches the 75th  percentile of total compensation at such comparable companies, if maximum performance measures are achieved.

In furtherance of this goal, the Compensation Committee’s then compensation consultant prepared for the Committee’s review a list of comparable companies in late 2007.  Compensation for the named executive officers has been set by the Committee using a peer group of 25 companies selected from direct competitors, medical technology companies, healthcare, hospitality, medical devices and retail with similar market value, revenue, net income and number of employees.   This group consisted of the following:

Alliance Imaging, Inc.	PolyMedical Corporation
American Medical Systems Holdings	Radiation Therapy Services, Inc.
AmSurg Corp.	Select Comfort Corporation
ArthroCare Corporation	SonoSite, Inc.
Books-A-Million, Inc.	Symbion Inc.
Build-A-Bear Workshop, Inc.	Symmetry Medical, Inc.
California Pizza Kitchen, Inc.	TLC Vision Corporation
Hanger Orthopedic Group, Inc.	Tuesday Morning Corporation
Jos. A. Bank Clothiers, Inc.	VCA Health
Meridian Bioscience, Inc.	Vital Images, Inc.
P.F. Chang's China Bistro, Inc.	Vital Signs, Inc.
Palomar Medical Technologies, Inc.	Zoll Medical Corporation
Pediatric Services of America, Inc.

Using the comparator group, the Committee’s compensation consultant advises the Committee as to the nature of the elements of compensation paid by the comparable companies and then calculates a market rate of compensation for each such element for each named executive officer’s position (which is essentially equal to the 50th percentile of the element of compensation paid by those companies).

The compensation of our executive officers is, therefore, designed to be competitive with that paid by the comparable companies and includes three elements, namely (i) base salary, (ii) annual discretionary cash bonuses, and (iii) time and performance based equity awards.  Cash bonuses and performance based equity incentives (collectively, “Incentive Compensation”) have represented a smaller portion of an executive officer’s potential annual compensation in the past two years due to market conditions.  In general, the proportion of an executive officer’s compensation that is Incentive Compensation increases with the level of responsibility of the officer.  Allocations by the Committee among the three elements of compensation have focused on base salary in the past two years, but ultimately are market based in order to enable us to attract and retain qualified employees.  The opportunity for an annual discretionary cash bonus is intended to encourage and reward short-term success.  The allocation to equity incentive compensation, in addition to encouraging and rewarding success over the performance period, is intended to tie the executive’s interest to our long-term success by giving the executive an equity interest in us.

The compensation program is designed to further our current strategic goals, which are to increase stockholder value by focusing on improving operating results through increases in revenue coupled with operating efficiencies.  Executive officers also receive various benefits generally available to all of our employees, such as a 401(k) plan and medical plans.

Other than new hires, the Compensation Committee typically takes actions with regard to executive officer cash and stock compensation in the first quarter of each year after financial results for the prior fiscal year have been finalized.

Base Salaries

The Compensation Committee seeks to set base salaries for our executive officers at levels that are competitive with the market rate for executives with similar roles and responsibilities at comparable companies, adjusted to reflect the performance of the individual executive officer.  The Committee has established a target range of 80% to 120% of median level.  In setting annual salaries for individuals, the Compensation Committee first considers the market rate compensation paid for similar positions at companies in the comparator group as a benchmark forecast.  On a periodic basis, the Committee uses a performance development assessment designed to provide a consistent and efficient approach to evaluating performance, including both a self assessment and a reviewer/supervisor assessment.  Generally, the Committee evaluates the executive officers and makes compensation decisions.  In each case, the decision is based upon the appropriate market rate salary adjusted subjectively by the Committee to reflect the results of the individual performance development assessment.

Salaries paid to our named executive officers during 2009 are provided in the Summary Compensation Table.  Due to market and our financial conditions, no executive officers received base salary increases in 2009.  In early 2010, the Committee evaluated the salaries of the executive officers and determined that Mr. Thomas’s salary should be increased from $275,000 to $305,000 effective March 1, 2010 so his salary would be at the 50th percentile for chief operating officers of comparable companies.  The Committee believed this action was appropriate due to his increased responsibilities since October 2009.  Differences between individual named executive officers reflect the above considerations and also the fact that some served as executive officers for only a portion of 2009.

Discretionary Bonuses

After consultation with its independent compensation consultant, Total Rewards Strategies, in February 2009 the Compensation Committee recommended to the Board that the executive cash bonus plan be suspended and replaced with a discretionary cash bonus.  The Committee believed this was appropriate because of the difficulty of setting objective performance measures due to conditions in the laser vision correction industry.  The Committee and Board decided that this approach should be applied to 2010 as well.

In November 2009, the Committee determined that the cash bonus pool for 2009 performance would be equal to 10% of the aggregate salaries of the executive officers and authorized Mr. Woods to allocate the pool among those employees.  Each of Messrs. Celebrezze and Thomas and Mrs. Sebastian received a cash bonus of 10% of current salary, or $26,000, $27,500 and $11,084, respectively.

Long-Term Equity Incentive Grants

Our stock incentive plans authorize the Compensation Committee to award stock options and restricted stock to executive officers and other key employees.  Stock incentive grants are designed to align the long-term interests of our key employees with those of its stockholders by enabling key employees to develop and maintain significant long-term equity ownership positions.

The value and number of stock incentives granted to an executive officer are market based, adjusted to reflect the executive’s level of performance responsibility as reflected in the performance development assessment.  The approach used by the Committee is similar to that used in setting salary compensation as described above.

In the past, the Compensation Committee established a long-term equity incentive program under which a performance measure for each year was established, performance goals were set and threshold, target and maximum performance share award opportunities were made to our executive officers at the beginning of the year.  The Committee considered the form in which equity consideration awards should be made for 2009.  In doing so, the Committee noted the uncertain economic conditions under which we were operating and the effect that external factors, such as consumer confidence and the overall economy, might have upon our results of operations.  The Committee also noted that no incentive awards had been earned for 2008 and considered the resulting negative effect upon our ability to attract and retain qualified employees.

In accordance with its customary practices, the Committee met in February 2009 and determined that, in view of the uncertainties described above with respect to non-equity incentive compensation, equity incentive awards to the executive officers for 2009 would consist solely of stock options, which were awarded effective as of March 2, 2009.  The Committee subsequently determined that these grants inadvertently exceeded the limitation set forth in our 2006 Stock Incentive Plan on the maximum number of options that may be granted to any person in one year.  Upon the recommendation of our then-Chief Executive Officer, on March 10, 2009, the Committee, with the consent of the optionees, rescinded all of the options granted in 2009.

In February 2010, the Committee decided to issue two tranches of restricted stock units to the named executive officers.  The first are time-based awards that vest ratably over three years and are subject to forfeiture if the officer is not employed by us on the vesting dates.  Messrs. Celebrezze and Thomas were each granted 17,000 restricted stock units and Mrs. Sebastian was granted 9,000 restricted stock units.  In addition, the named executive officers received performance awards for the same number of shares that will be issued only if our 2010 net cash flow provided by operations is positive.  If this condition is met, the restricted stock units are subject to three-year cliff vesting.  The Committee believes this structure meets the stockholder alignment and share ownership objectives.  The Committee and Board evaluated the risks this structure would create and determined that Board oversight of significant operating plans, such as marketing spending and capital expenditures, mitigated the risks of the objective.

Severance Arrangements

As discussed under Potential Post-Employment Payments below, we entered into agreements with our named executive officers during 2008 and 2009.  The Compensation Committee and Board considered these agreements important as a tool to retain executives during difficult economic times or in the event of a change in control.  The Compensation Committee reviewed the agreements with its compensation consultant, which advised that the agreements were consistent with benefits offered by comparable companies.

Accounting and Tax Treatments of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to our Chief Executive Officer or any of our other four most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by stockholders.  Our stockholders have approved our long-term stock incentive plans.  We intend the plans to qualify as performance-based compensation and be fully deductible by us.  Our annual cash bonus plan has not been approved by stockholders and does not so qualify.

Review of Past Awards

When evaluating the current year compensation awards, the Compensation Committee reviews awards made in prior years in addition to benchmark data from comparable companies.

Adjustment or Recovery of Awards

Under the 2006 Stock Incentive Plan, if, at any time within one year after the date on which a participant exercised an option or on which restricted stock vests, the Committee determines in its discretion that the Company or a subsidiary has been materially harmed by the participant, then any gain realized by the participant shall be paid by the participant to us upon notice from us.

Timing of Grants

We have not timed, and we do not intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation.  The current policy of the Compensation Committee is that grants of options or restricted stock for all employees, including executive officers, will be approved during, or pre-approved with an effective grant date during, a trading “window period,” which we define as a period beginning on the third day following release of its quarterly financial results and ending 15 days before the end of the next fiscal quarter.  If we are in possession of material non-public information at the time of any proposed grant, action may be deferred until the information has been made public.  Restricted stock grants to newly appointed or newly promoted executive officers will be effective on the date approved by the Compensation Committee (or, if later, the first day of employment).

COMPENSATION TABLES

Summary

The following table summarizes the annual compensation of our current and former Principal Executive Officers, Principal Financial Officer and of each of our other executive officers (the “named executives”) for services rendered to us in all capacities in 2009, 2008 and 2007 for years that the officers were named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Michael J. Celebrezze (1)	2009	$260,000	$26,000	$-	$-	$-		$286,000
Senior Vice President of Finance,	2008	$209,583	$-	$182,531	$-	$-		$392,114
Chief Financial Officer & Treasurer	2007	$190,000	$26,250	$-	$-	$6,750		$223,000

David L. Thomas (2)	2009	$275,000	$27,500	$-	$-	$-		$302,500
Chief Operating Officer	2008	$212,596	$-	$168,196	$-	$122,787		$503,579

Rhonda S. Sebastian (3)	2009	$110,833	$11,084	$-	$-	$-		$121,917
Senior Vice President of
Human Resources

Steven C. Straus (4)	2009	$287,923	$-	$-	$-	$-		$287,923
Former Chief Executive Officer	2008	$380,000	$-	$365,061	$-	$41,752		$786,813
	2007	$350,000	$-	$-	$-	$196,843		$546,843

Stephen M. Jones (5)	2009	$89,542	$-	$48,736	$-	$132,807	(7)	$271,085
Former Senior Vice President of	2008	$214,900	$-	$182,531	$-	$-		$397,431
Human Resources	2007	$140,000	$-	$-	$-	$3,500		$143,500

(1)	Mr. Celebrezze began his employment with us on July 17, 2006 and was named an executive officer on August 21, 2007.
(2)	Mr. Thomas began his employment with us on April 10, 2008 and was named an executive officer on the same date.
(3)	Mrs. Sebastian began her employment with us on June 1, 2009 and was named an executive officer on the same date.
(4)	Mr. Straus resigned his employment with us on September 28, 2009.
(5)	Mr. Jones' employment with us terminated effective June 1, 2009.
(6)
Represents the grant date fair value in accordance with FASB ASC Topic 718 for stock options.  We did not grant any stock options in 2007. Refer to the Outstanding Equity Awards at Fiscal Year-End table for details of outstanding stock options for named executives. We estimate the fair value of each stock option using the Black-Scholes option pricing model.  We base expected volatility on a blend of implied and historical volatility of our common stock.  We use historical data on exercises of stock options and other factors to estimate the expected term of the share-based payments granted.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the date of grant.  The expected life of the options is based on historical data and is not necessarily indicative of exercise patterns that may occur.  See Note 9 to our Consolidated Financial Statements for additional information on how we value equity awards.

(7)	Consists of $125,358 of severance payments, $2,759 of payment towards unused vacation time and $4,690 in post employment health benefits.

The following table reflects outstanding options at December 31, 2009.

Outstanding Equity Awards at Fiscal 2009 Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date
Michael J. Celebrezze	3,677	14,704	(1)	-	$14.28	3/5/2018

David L. Thomas	4,333	17,330	(2)	-	$12.94	4/1/2018

Rhonda S. Sebastian	-

Steven C. Straus	-

Stephen M. Jones	-

Vesting Schedule

(1) Michael J. Celebrezze
3/2/2010	3,676
3/2/2011	3,676
3/2/2012	3,676
3/2/2013	3,676
	14,704

(2) David L. Thomas
3/2/2010	4,333
3/2/2011	4,333
3/2/2012	4,332
3/2/2013	4,332
	17,330

The following table summarizes the value of the named executives of stock options exercised or restricted awards vested during 2009.  We calculated the stock award value realized on vesting by multiplying the number of shares by the market value on the vesting date.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Michael J. Celebrezze	-	-	166	$722

David L. Thomas	-	-	-	-

Rhonda S. Sebastian	-	-	-	-

Steven C. Straus	-	-	-	-

Stephen M. Jones	-	-	-	-

Non-qualified Deferred Compensation

Until December 31, 2008, we offered a non-qualified deferred compensation plan (the “Plan”) which was made available to all surgeons and other employees with annual base compensation equal to or exceeding $120,000.  At that time, based on the recommendation of the participants and the approval of the Board’s Compensation Committee, we terminated the Plan.

In accordance with the plan documentation, we delayed the disbursement of Plan assets for 12 months.  On December 31, 2009, we disbursed a majority of the Plan assets with the remainder being paid January 4, 2010.  As of now, all Plan assets are fully distributed and the Plan is closed.

 Potential Post-Employment Payments

Effective June 26, 2008, we entered into agreements with each of Messrs. Celebrezze, Thomas and Jones.  On September 8, 2009 we entered into an agreement with Mrs. Sebastian.  The principal terms of the agreements are as follows:

•
The executive’s employment will be for a one-year term that will be automatically renewed for successive one-year periods, unless we or the executive provide written notice to the other party not to so renew at least 90 days prior to December 31 of each year.

•
The executive may terminate the Agreement if (A) we have breached any material provision of the agreement, (B) there is a material diminution in the executive’s authority, duties or responsibilities; (C) there is a change of more than 35 miles in the executive’s workplace; or (D) a successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of our business and/or assets fails to assume all of our obligations under the Agreement; in each case after notice and failure to cure.  We may terminate the employment if (i) the executive has breached any material provision and within 30 days after notice thereof, the executive fails to cure such breach; or (ii) the executive at any time refuses or fails to perform, or misperforms, any of his obligations under or in connection with the Agreement in a manner of material importance to us and within 30 days after notice the executive fails to cure such action or inaction; or (iii) a court determines that the executive has committed a fraud or criminal act in connection with his employment that materially affects us.

•
If the executive’s employment is terminated by us for any reason other than pursuant to clauses (i) through (iii) above, or by the executive pursuant to clauses (A), (B), (C) or (D) above, or we give notice of non-renewal as described above, the executive shall be entitled to the following severance and benefits:  (i) continuation of base salary and benefits for 12 months, (ii) in the case of any such termination occurring after the sixth complete month of the fiscal year termination, a bonus under our Executive Cash Bonus Plan for the year of termination in an amount based on actual performance for the year (provided, all subjective individual performance measures will be deemed satisfied), pro-rated for the fraction of the year during which the Employee was employed, and payable when annual bonuses are paid to other senior executives, (iii) all of the executive’s Options and Time-Based Restricted Share Awards will vest in full, (iv) the executive will be issued shares under outstanding Performance-Based Restricted Share Awards based on the actual level of achievement of the performance criteria for the applicable performance period applicable to the Awards, pro-rated to reflect the number of days from  the start of the applicable performance period to the date the executive ceases to be employed by us, divided by the total number of days in the applicable performance period, any such shares to be issued to the executive at the same time as shares are issued to other senior executive officers; and (v) specified accrual obligations.

•
In the event of a Change in Control (as defined under our 2006 Stock Incentive Plan), all of the executive’s Options and Time-Based Restricted Share Awards will vest in full and all of the executive’s Performance-Based Restricted Share Awards will be treated as earned at target (if the performance period is not then completed) and the shares subject thereto will be issued to the executive within 10 days of such Change in Control.

•	Each executive entered into a one-year Confidentiality, Inventions and Non-competition Agreement in connection with these agreements.

Mr. Jones’ employment terminated on June 1, 2009.  In accordance with his agreement, the actual payment to Mr. Jones after his termination through December 31, 2009 was $125,358 in severance and $4,690 in health and welfare benefits.  He is entitled to receive $89,542 in severance and approximately $3,430 in health and welfare benefits through May 31, 2010.

Upon his resignation, Mr. Straus was not entitled to any post-employment compensation or benefits.

Other Arrangements

Our stock Incentive Plans contain Change in Control provisions that provide that under certain conditions all unvested stock options and grants become fully vested immediately.

The following table summarizes potential post-employment compensation to Mr. Celebrezze, Mr. Thomas and Mrs. Sebastian for any reason other than involuntary termination with cause (in which case no payments would be made) based on an assumption that a triggering event took place on December 31, 2009 and using the $5.12 per share closing price for the Common Stock on that date.

	Mr. Celebrezze(1)	Mr. Thomas(1)	Mrs. Sebastian(1)
Compensation
Severance	$260,000	$275,000	$190,000
Non-Equity Incentive Plan Payments(2)	-	-	-
Time-Based Restricted Stock(3)	-	-	-
Performance-Based Restricted Stock(2)	-	-	-
Benefits and Perquisites
Health and Welfare Benefits	11,162	8,028	11,143
Total Compensation	$271,162	$283,028	$201,143

(1)  Mr. Celebrezze, Mr. Thomas and Mrs. Sebastian have employment agreements for one year of pay and health benefits.
(2) Assumes payment under incentive compensation plans for 2009 performance, which is not expected to occur.
(3) Their agreements call for an immediate vesting of all unvested shares.  As of December 31, 2009, all options granted these executives had a strike price of $14.28 for Mr. Celebrezze and $12.94 for Mr. Thomas, which was higher than the $5.12 market price. Therefore, we have determined their values as of that date to be $0.

DIRECTOR COMPENSATION

Non-employee directors receive an annual fee of $40,000, paid one-half in cash and one-half in shares of unrestricted Common Stock. Payments are made quarterly in arrears, pro-rated from the time that an individual first becomes a director.  In addition, each non-employee director receives a Restricted Share Unit award having a value of $50,000, granted at the close of business on the date of our Annual Meeting of Stockholders and pro-rated based upon the date upon which an individual first became a director.  These Restricted Share Units vest over a two-year period, one half on the first anniversary of the date of issue and the remainder on the second anniversary of the date of issue, contingent on the individual remaining a non-employee director on those dates.  The chairman of the Audit Committee receives an annual cash payment of $10,000 and the Chairs of the Compensation Committee and Nominating and Governance Committee receive an annual cash payment of $5,000 each, payable quarterly. Finally, upon first becoming a non-employee director, an individual receives a grant of 1,000 shares of Restricted Share Units which vests over a two-year period. In addition to the compensation to non-employee directors listed above, in 2009 and 2008 Mr. Woods received an annualized fee of $125,000 paid quarterly in cash for his board service as non-executive Chairman of the Board.

Steven C. Straus, who was a director through September 2009, did not receive any additional compensation for serving on the Board.

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	All Other Compensation ($)	Total ($)
E. Anthony Woods
Chairman of the Board	$145,000	$70,004	$0	$0	$215,004

William F. Bahl	$25,000	$70,004	$0	$0	$95,004

John H. Gutfreund	$23,750	$70,004	$0	$0	$93,754

John C. Hassan	$30,000	$70,004	$0	$0	$100,004

Edgar F. Heizer III	$17,500	$70,964	$0	$0	$88,464

(1)	Mr. Woods received compensation of $125,000 in cash during 2009 for his services as non-executive Chairman of the Board.
(2)	Reflects the grant date of fair value is measured by ASC 718 for awards made to directors in 2009.

The aggregate number of unvested stock awards and outstanding stock options at December 31, 2009 was:

	Unvested Stock Awards	Options	Total
E. Anthony Woods	11,527	4,688	16,215
William F. Bahl	11,527	28,857	40,384
John H. Gutfreund	11,527	2,344	13,871
John C. Hassan	11,527	4,688	16,215
Edgar F. Heizer III	7,681	-	7,681

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes set forth certain information with respect to the beneficial ownership of Common Stock, our only voting security, as of March 23, 2010, by (1) each person who is known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, (2) each director and current named executive officer, and (3) all directors and current executive officers as a group, based upon 18,660,416 shares outstanding as of that date.

SEC rules provide that shares of Common Stock which an individual or group has a right to acquire within 60 days of March 23, 2010 are deemed to be outstanding for purposes of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown on the table.

Name and Address of Beneficial Owner	Amount and Nature of Ownership (1)		Percent of Class
BlackRock Inc.	1,664,166	(2)	8.9%
40 East 52nd Street
New York, NY 10022

Fidelity Management & Research Company	1,535,000	(3)	8.2%
82 Devonshire Street
Boston, MA 02109

HWP Capital Partners II L.P.	1,303,882	(4)	7.0%
300 Cresent Court, Suite 1700
Dallas, TX 75201

Tiger Partners Trading LLC,	1,190,000	(5)	6.4%
Tiger Partners, LP, Tiger Partners PG, LLC
Tiger Management LLC, The Julian H. Robertson, Jr.
Revocable Trust,
Julian H. Robertson, Jr.
101 Park Avenue
New York, NY 10178

William Blair and Company LLC	1,128,367	(6)	6.1%
222 W. Adams
Chicago, IL 60606

Dimensional Fund Advisors LP	990,974	(7)	5.3%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

E. Anthony Woods, Chairman of the Board	55,874	(8)	*

William F. Bahl, Director	27,421	(9)	*

John H. Gutfreund, Director	24,733	(10)	*

John C. Hassan, Director	32,846	(11)	*

Edgar F. Heizer III, Director	4,234		*

Michael J. Celebrezze, Senior Vice President/Finance, Chief Financial Officer	13,103	(12)	*

David L. Thomas, Chief Operating Officer	9,666	(13)	*

Rhonda S. Sebastian, Sr. VP of Human Resources	-		*

All directors and executive officers as a group (8 persons)	167,877	(14)	0.9%

* Less than 1%

(1)
Except as otherwise noted, the persons named in the table have sole voting and dispositive powers with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. For Messrs. Woods, Bahl, Gutfreund, Hassan and Heizer, the restricted stock units to be awarded on March 31, 2010 for their service as board members have not been included in this table since the number of shares is not yet determinable.

(2)	This information is based on a Schedule 13G filed with the SEC on January 29, 2010, in which BlackRock, Inc. reported having sole voting and dispositive powers over 1,664,166 shares of Common Stock.
(3)
This information is based on a Schedule 13G filed with the SEC on February 16, 2010, in which Fidelity Management & Research Company has sole dispositive power over 1,535,000 shares of Common Stock. Additionally, Edward C. Johnson 3d, named investor, has sole voting power over 1,535,000 shares of Common Stock.

(4)
This information is based on Schedule 13G filed with the SEC on December 22, 2006. According to this filing, HWP Capital Partners, HWP II, L.P., HWII, LLC and Robert B. Haas have sole voting and dispositive power over 1,303,882 shares of Common Stock.

(5)
This information is based on a Schedule 13G filed with the SEC on March 12, 2010. According to this filing, Tiger Partners Trading LLC, Tiger Partners, LP, Tiger Partners GP LLC, Tiger Management LLC, Julian H. Robertson, Jr. Revocable Trust and Julian H. Robertson, Jr. have shared voting and dispositive power over 1,190,000 shares of Common Stock.

(6)
This information is based on a Schedule 13G filed with the SEC by William Blair & Company, a registered investment advisor, on February 5, 2010, in which it reported having sole voting and dispositive power over 1,128,367 shares of Common Stock.

(7)
This information is based on a Schedule 13G filed with the SEC on February 8, 2010 by Dimensional Fund Advisors LP, a registered investment advisor, in which it reported having sole voting power over 979,738 shares of Common Stock and sole dispositive power over 990,974 shares of Common Stock.

(8)
Includes for Mr. Woods 4,688 shares issuable upon the exercise of vested stock options, 100 shares owned by his spouse and 3,846 shares issuable upon vesting of restricted stock units within 60 days of the Record Date.

(9)
Includes for Mr. Bahl 732 shares issuable upon the exercise of vested stock options, 1,000 shares held in a trust for the benefit of his child, 21,843 shares in his trust and 3,846 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.

(10)	Includes for Mr. Gutfreund 2,344 shares issuable upon the exercise of vested stock options and 3,846 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(11)
Includes for Mr. Hassan 4,688 shares issuable upon the exercise of certain unexercised stock options and 3,846 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date. Of the shares owned by Mr. Hassan, 24,312 are held in a margin account.

(12)	Includes for Mr. Celebrezze 7,353 shares issuable upon the exercise of vested stock options and 5,750 shares held by his trust.
(13)	Includes for Mr. Thomas 8,666 shares issuable upon the exercise of vested stock options.
(14)
Includes 28,471 shares issuable upon the exercise of vested stock options held by such persons and stock options that will vest within 60 days and 15,384 restricted stock units that will vest within 60 days.

CERTAIN TRANSACTIONS

Related persons include our executive officers, directors, director nominees, 5% or more beneficial owners of our Common Stock and immediate family members of these persons.  The Audit Committee is responsible for reviewing and approving or ratifying related-person transactions that would require approval under the proxy rules or which would affect independence under our principles of corporate governance. If an Audit Committee member or his or her family member is involved in a related-person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related-person transaction, the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related-person transaction, any other member of the Audit Committee) has delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.

For the Audit Committee to approve a related-person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to us. The Audit Committee also must believe, if necessary, that we have developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related-person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for us to continue with the transaction, the transaction is fair to us and the failure to comply with the policy’s pre-approval requirements was not due to fraud or deceit.

During 2009, there were no transactions or series of transactions involving the Company and any of its executive officers, directors, holders of more than 5% of our Common Stock or any immediate family member of any of the foregoing persons that are required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Any situation that might be construed as disqualifying a director as “independent” will be brought to the attention of the Nominating and Governance Committee which will make a recommendation to the Board regarding the director’s continued service on Board Committees.

2011 ANNUAL MEETING OF STOCKHOLDERS

In order for any stockholder proposal to be eligible for inclusion in our Proxy Statement and on our proxy card for the 2011 Annual Meeting of Stockholders, it must be received by our Secretary at the address shown on the cover of this Proxy prior to the close of business on December 17, 2010.  Any proposal received after such date will be considered untimely.  In accordance with the Bylaws, any stockholder who intends to propose any other matter to be acted upon at the 2011 Annual Meeting (but not include such proposal in our Proxy Statement) must inform us no later than February 19, 2011.  If notice is not provided by that date, the persons named in our proxy for the 2011 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2011 Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of security ownership and changes in that ownership with the SEC.  Officers, directors and greater than ten-percent beneficial owners also are required to furnish us with copies of all Section 16(a) forms they file.  Based upon a review of copies of these forms, we believe that all Section 16(a) filing requirements were complied with on a timely basis during and for 2009, except Forms 4 to report payment of quarterly stock awards to each non-employee director in June 2009.

STOCKHOLDER COMMUNICATIONS

The Board has established a process for stockholders to communicate with members of the Board.  A stockholder should direct his or her communication in writing to the attention of our Assistant General Counsel at the address shown on the cover of this Proxy Statement.  The Assistant General Counsel will forward the communication to the members of the Board unless he determines that the communication is frivolous or has not been made by the stockholder in good faith.

HOUSEHOLDING PROXY MATERIALS

We have adopted a procedure approved by the SEC called “householding” that will reduce our printing costs and postage fees.  Under this procedure, multiple stockholders residing at the same address will receive a single copy of the Annual Report on Form 10-K, Proxy Statement or notice, as applicable, unless the stockholders notify us that they wish to receive individual copies.  Stockholders may revoke their consent to householding at any time by contacting us, either by calling the Company at (513) 792-5629 or by writing to our Secretary at the address set forth on the front page of this Proxy Statement.  We will remove you from the householding program within 30 days of receipt of your notice, after which you will receive an individual copy of the Annual Report on Form 10-K, Proxy Statement or notice, as applicable.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain without charge our Form 10-K for the fiscal year ended December 31, 2009 or any of the other corporate governance documents referred to in this Proxy Statement by writing to our Secretary at our address shown on the cover page of this Proxy Statement or calling 513-792-5629. These also are available on the SEC’s website at www.sec.gov or on our websites at  www.lasikplus.com  and  www.lca-vision.com.

LCA VISION

LCA-VISION INC.
7840 MONTGOMERY ROAD
ATTN: BARB KISE
CININNATI, OH 45236

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. on May 17, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. on May 17, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 William F. Bahl   02 John H. Gutfreund   03 John C. Hassan   04 Edgar F. Heizer III   05 E. Anthony Woods

The Board of Directors recommends you vote FOR the following proposal(s):

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000052912_1   R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report / 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Michael J. Celebrezze and David L. Thomas, and each of them with full power of substitution, as proxies to vote as designated on the reverse side, for and in the name of the undersigned, all shares of stock of LCA-Vision Inc. which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of said Company scheduled to be held May 18, 2010 at 10:00 a.m. ET at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202 or at any adjournment or recess thereof. A properly signed proxy that gives no direction will be voted in accordance with the recommendation of the Board of Directors or, if there is none, in accordance with their best judgment.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of Directors and FOR the ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2010.

Continued and to be signed on reverse side

0000052912_2 R2.09.05.010